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                                                               EXHIBIT 10.1
                                                               ------------

                              BUY-OUT  AGREEMENT
                              ------------------



        THIS AGREEMENT, made and entered as of the 26th day of August 1997 by and between WEST PENN POWER COMPANY, a Pennsylvania Corporation and a public utility ("West Penn" or "Company") and MILESBURG ENERGY, INC., a Pennsylvania Corporation ("Milesburg") ("collectively the "Parties").

                                  WITNESSETH:


        WHEREAS, pursuant to Section 210 of the Public Utility Regulatory Policies Act of 1978, 16 U.S.C. (S)826.3, West Penn and Milesburg entered into an Electric Energy Purchase Agreement for the Milesburg Project, a waste coal-fired qualifying facility with a proposed design capacity of approximately 43 megawatts ("Facility" or "Project"), dated February 25, 1987; and

        WHEREAS, the Pennsylvania Public Utility Commission ("PUC") issued orders at Docket No. P-870216 which re-established the lapsed Electric Energy Purchase Agreement, and which became the subject of extended litigation (such agreement, as reestablished, modified and subsumed by PUC Orders, is hereinafter referred to as the "EEPA"); and

        WHEREAS, the Parties currently have filed Reply Exceptions for the most recent Commission Tentative Order dated August 3, 1995 in this litigation; and

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        WHEREAS, in the course of the extended litigation over the EEPA, West
    Penn has maintained that the Project would result in West Penn's customers paying more than avoided costs and more than market price; and

        WHEREAS, Milesburg has been proceeding and is prepared to continue to proceed with the development and construction of the Project upon receipt of a final nonappealable order from the PUC; and

        WHEREAS, West Penn is willing to purchase from Milesburg and Milesburg is willing to sell to West Penn all of Milesburg's right, title and interest in the EEPA for the sum of $15 Million ($15,000,000.00) plus interest as described herein, plus West Penn assuming ownership of the Project property, subject to certain terms and conditions ("Offers"), and thereby terminate the Project; and

        WHEREAS, West Penn believes that such a purchase price, including assuming ownership of the Project property, and termination of the Project would result in substantial savings to West Penn's customers; and

         WHEREAS, the Parties wish to terminate all litigation concerning the Project.

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the Parties hereto, intending to be legally bound, hereby covenant, promise and agree as follows:

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        A.  EFFECTIVE DATE OF AGREEMENT; PRELIMINARY ACTS OF THE PARTIES:
            ----------------- ---------------------- ----------- -------


             1.  Effective Date. This Agreement shall be effective as of the
                 --------------
   date first written above (the "Effective Date").

             2.  Filing Date. The date on which West Penn files with the PUC a
                 -----------
   petition for approval of settlement and Pass-Through to customers.

        B.  PURCHASE
            --------

             1. Subject to the terms and conditions set forth herein, (i) effective on the Termination Date (as defined in Section C.3. below), Milesburg hereby agrees to sell, assign and transfer to West Penn, and West Penn, for the benefit of its customers, hereby agrees to purchase from Milesburg, all right, title and interest of Milesburg in and to the EEPA, and
   (ii) in consideration thereof, West Penn shall, consistent with Section C below, pay, by electronic transfer to an account(s) designated by Milesburg, the cash portion of the Termination Consideration and shall assume ownership of the Project property (as defined in Section C below), and Milesburg shall convey ownership of the Project property to West Penn, consistent with Section B.3. herein. The purchase by West Penn shall be contingent upon receipt by West Penn of an Order of the PUC approving this Buy-Out Agreement in its entirety, including approval of the pass-through of the full cash portion of the Termination Consideration to West Penn customers through (i) the immediate transfer of an amount equal to the full cash portion of the Termination

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   Consideration from the existing over-recovery balance in West Penn's energy cost rate (" ECR") or, (ii) to the extent that the deferred fuel balance is insufficient to accomplish full recovery of the cash portion of the Termination Consideration by West Penn, any remaining unrecovered amount shall be recovered as a cancellation or mitigation cost pursuant to 66 Pa. C.S. (S)527(b) in Docket No. R-00973981. The transfer of the cash portion of the Termination Consideration by West Penn to Milesburg shall also be contingent upon Milesburg conveying the same quality of title to the Project property to West Penn as conveyed by West Penn to Milesburg originally.

             2. The EEPA shall, by virtue of its sale, assignment and transfer to West Penn on the date when Milesburg receives the cash portion of the Termination Consideration, become null and void and of no further force or effect. and the Parties shall request the PUC to mark Docket No. P-870216 settled and closed.

             3. Upon transfer of the cash portion of the Termination Consideration to Milesburg, pursuant to Sections B and C hereof, Milesburg shall transfer fee simple ownership of the Project property, exactly as described at Centre County Deed Book, Volume 468, P. 328, and exactly as conveyed by West Penn to Milesburg originally, for the stated deed consideration of one dollar ($1.00). Milesburg shall retain responsibility for any claims made by and liabilities to third parties arising out of acts or omissions occurring during Milesburg's ownership of said property; all other claims shall be the exclusive responsibility of West Penn and not Milesburg. West Penn shall provide Milesburg with notice of and an opportunity to defend in the event of any claim involving

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   Milesburg by any third party. Notwithstanding Milesburg's indemnity in
   Section B.3., to the extent any environmental remediation is required or performed, the remediation will be at West Penn's sole cost.

             4. West Penn and Milesburg acknowledge that this Agreement is contingent upon approval by the PUC, including Section B.1. above. Accordingly, within five (5) business days of the Effective Date, West Penn shall prepare and file documents with the PUC seeking approval of this Buy-Out Agreement, including the provisions of Section B.1. above. Milesburg shall timely intervene in support of the relief requested in the West Penn filing. The Parties shall each cooperate fully and act in good faith to obtain the approval of the PUC of this Agreement in its entirety and to obtain recovery of the Termination Consideration as set forth in Section C. below, as well as to prepare, execute and file, jointly if necessary, any additional applications or petitions reasonably required to be filed with the PUC or other regulatory body in connection with such approval. West Penn and Milesburg mutually recognize the need to proceed before the PUC in an expeditious manner and the Parties agree to take action before the Commission that is consistent with this recognition. In the event that the PUC issues any order in the litigated proceeding at Docket No. P-870216 other than approval of this Buy-Out Agreement, either West Penn or Milesburg may, but are not obligated to, oppose, support, appeal or otherwise challenge any portion of any such order.

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        C.   TERMINATION CONSIDERATION
             ----------- -------------



             1. The "Termination Consideration" consists of two parts. First, the cash portion of the "Termination Consideration" shall be $15 Million ($15,000,000.00), plus interest accrued at the rate of eight percent (8%) per annum (not compounded) from the Filing Date until payment of the cash portion of the Termination Consideration to Milesburg. Second, the "Termination Consideration' includes the conveyance in accordance with Section B.3. by Milesburg of the Project property to the ownership of West Penn, which Project property, if undeveloped, the Parties believe has a negative net worth.

             2. The Termination Consideration resulted from substantial negotiation between the Parties. These negotiations evaluated and considered, among other things, (a) the risk of continued litigation; (b) the likelihood of Milesburg successfully financing, building and operating the Project; (c) the need for environmental remediation of the Project property; and (d) the need for and the cost of alternative sources of capacity and energy to West Penn's customers

             3. The "Termination Date" shall be thirty-one (31) days after the date on which West Penn obtains a final Order of the PUC approving this Agreement in its entirety, including Section B.1. above which has not been appealed and for which reconsideration has not been requested.





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             4. West Penn shall pay to Milesburg the full amount of the cash portion of the Termination Consideration within five (5) days following the Termination Date.

             5. In the event that the Termination Date has not been achieved by December 23, 1997, then Milesburg has the right, but not the obligation, to terminate this Agreement. If the PUC has issued a final, non-appealable Order denying, altering or amending in whole or in part the terms of this Agreement, including Section B.1. above, then either party may terminate the Agreement. If the PUC has not issued a final, non-appealable Order approving this Agreement in its entirety, including Section B. 1. above by the time the PUC has issued an order on the merits of the matter at Docket No. R-00973981, whether or not appealed by any party, then either party may terminate the Agreement.



             D.  REPRESENTATIONS AND WARRANTIES
                 --------------- --- ----------



             1.  Milesburg hereby represents and warrants to West Penn that;
                 (i) it has the full power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby;

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                 (ii)  it has duly authorized, executed and delivered this
             Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and remedies generally and b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

                 (iii) except as provided herein, no authorization, consent, approval or order of, or notice to or registration, qualification, declaration or filing with, any governmental authority is required for its execution, delivery and performance of this Agreement; and

                 (iv) the execution, delivery and performance by it of this Agreement, and the compliance by it with the terms and provisions hereof do not conflict with or result in a breach or violation or constitute a default under (a) any of the terms, conditions or provisions of any partnership agreement and/or any other agreements or documents between and among any parties now or previously involved in the development of the Project, (b) any applicable law, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental agency or authority, or (c) any loan agreement, indenture, mortgage, contract or other agreement or instrument

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             to which it is a party or by which or any of its properties is bound (including, without limitation, those relating to the Project); nor will any such action result in the imposition of any lien, mortgage or other encumbrance upon any of its properties.

                 (v) that subject to Section B.1. above, prior to transferring title to the Project to West Penn, it will satisfy and discharge and obtain releases for any outstanding or threatened liens against or encumbrances of the Project property including, but not limited to, taxes, secured interests, judgments and mortgages.

                 (vi) that it will indemnify West Penn, and West Penn's officers, employees, agents and affiliates against any claims or demands made by any other person or entity arising out of or in connection with the EEPA.

             2.  West Penn hereby represents and warrants to Milesburg that:

                 (i) it has the full power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby;

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                 (ii)  it has duly authorized, executed and delivered this
     Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms and conditions hereof;

                 (iii) except as provided herein, no authorization, consent, approval or order of, or notice to or registration, qualification, declaration or filing with, any governmental authority is required for its execution, delivery and performance of this Agreement;

                 (iv) the execution, delivery and performance by it of this Agreement and the compliance by it with the terms and provisions hereof, do not conflict with or result in a breach or violation of or constitute a default under any of the terms and provisions hereof, do not conflict with or result in a breach or violation of or constitute a default under any of the terms, conditions or provisions of (a) its articles of incorporation or bylaws, (b) any applicable law, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental agency or authority, or (c) any loan agreement, indenture, mortgage, contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound; nor will any such action result in the imposition of any lien, mortgage or other encumbrance upon any of its properties.

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                 (v)   that it will indemnify Milesburg and Milesburg's
     officers, employees, agents and affiliates against any claims or demands made by any other person or entity arising out of or in connection with the EEPA, excluding claims by Richard Mase, Sylvia B. Mase, Neil W. Hedrick and/or Antrim Mining, Inc. or any affiliate thereof, and also excluding claims made by any entity or entities, through Milesburg.



     E.  COVENANTS
         ---------



         1. Effective on the receipt by Milesburg of the Termination Consideration, Milesburg on behalf of itself and its successors, assigns and affiliates shall cease developing any Project for West Penn or any of its affiliates based upon or arising out of the EEPA or the Project.

         2. West Penn, by itself and/or its affiliates, and Environmental Power Corp. and U.S. Generating Company and/or their respective affiliates, agree to negotiate in good faith concerning a potential power market agreement to buy and/or to sell about 200 MW of capacity and/or energy for approximately five (5) years at market rates to be determined. If such negotiations do not result in a binding agreement by June 30, 1998, any and all rights, obligations and/or duties to negotiate under or arising out of this Section shall cease and become null and void.

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     F.  RELEASE AND INDEMNIFICATION
         ------- --- ---------------



         1.  Except with respect to any obligations set forth in Sections
  B.3., D.1.(v), D.1.(vi) and D.2.(v) above, and Section F2., hereafter, effective upon the receipt by Milesburg of the Termination Consideration, Milesburg and West Penn, for themselves and their successors, hereby irrevocably and unconditionally, fully and forever acquit, release and discharge the other and the other's affiliates parent, subsidiaries, officers, directors, employees, agents, representatives, successors and assigns from any and all actions, claims, causes of action, suits, charges, complaints, controversies, costs, expenses, agreements, judgments, damages, liabilities, guarantees, alleged defaults or obligations of any kind whatsoever in law or in equity related to or arising from (i) the assignment, sale and termination of the EEPA pursuant to this Agreement, (ii) the EEPA, (iii) the Project, or
  (iv) the Project property as described in Section B.3. above.

         2. From and after the Effective Date, Milesburg and West Penn at all times shall defend, indemnify, protect and save harmless the other party and its affiliates, subsidiaries, officers, directors, employees, agents, representatives, successors and assigns from and against any and all claims, damages, liabilities, losses, costs, fines and expenses (including, but not limited to attorneys' fees and investigative costs) arising out of or relating to a breach by the indemnifying party of any of its covenants and agreements, set forth herein.

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     G.  MISCELLANEOUS
         -------------


         1. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of law principles.

         2. This Agreement shall enure to the benefit of and be binding upon West Penn and Milesburg and their respective successors and assigns.

         3. The parties agree that each Party shall bear its own costs and expenses relating to this Agreement, except as provided in Section B.3., D.l
 .(v), D.l.(vi), D.2.(v), and F.2. above.

         4. The Parties shall cooperate with one another and do those things. and execute such documents as are reasonably necessary to effectuate the terms and intent of this Agreement.

         5. This Agreement may be executed in two or more counterparts, each of which shall be deemed as an original, but all which together shall constitute one and the same instrument.

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         6.  This Agreement constitutes the entire Agreement between the
    Parties hereto, with respect to the matters contained herein. Each Party confirms that it is not relying upon any representations or warranties of the other Party except as specifically set forth herein.

         7. The representations, warranties, covenants and agreements of the Parties set forth herein shall survive the Termination Date.

         8. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered personally, by a recognized overnight delivery service or by facsimile transmission, and properly addressed to the Party at the address set forth below, or such other address set forth in a written notice pursuant hereto.

             If to Milesburg:

                   Environmental Power Corporation
                   500 Market Street
                   Suite 1E
                   Portsmouth, NH 03801


             With copy to:

                   U.S. Generating Company
                   Attn: General Counsel
                   7500 Old Georgetown Road
                   Bethesda, MD 20814


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              If to West Penn:


                Allegheny Power
                Attn: Legal Services
                800 Cabin Hill Drive
                Greensburg, PA 15601


         8. Neither this Agreement nor any of the terms hereof may be amended, waived or modified orally, but only by an instrument in writing signed by the Parties hereto.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.



                                      MILESBURG ENERGY, INC.
Attest:

/s/ William D. Linehan                By:  /s/ Joseph E. Cresci
- ----------------------------               -----------------------------------
                                           Joseph E. Cresci, President
                                           Milesburg Energy, Inc.



                                      WEST PENN POWER COMPANY
Attest:


/s/ Eileen M. Beck                    By:  /s/ M. P. Morrell
- ----------------------------               ----------------------------------
                                           M. P. Morrell, Vice President
                                           West Penn Power Company

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